Exhibit 4.6

FOCUS FINANCIAL PARTNERS INC.

2018 OMNIBUS INCENTIVE PLAN

COMPENSATORY STOCK OPTION AGREEMENT

This COMPENSATORY STOCK OPTION AGREEMENT (this “Agreement”) is executed as of [                     ] (the “Effective Date”), by and between Focus Financial Partners Inc., a Delaware corporation (the “Company”), and [     ] (“you” or the “Holder”).

WHEREAS, the Company, in order to induce you to enter into and continue in dedicated service to the Company and to materially contribute to the success of the Company, agrees to grant you an option to acquire an interest in the Company through the purchase of shares of stock of the Company (the “Options”);

WHEREAS, the Company adopted the Focus Financial Partners Inc. 2018 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), under which the Company is authorized to grant stock options to certain employees and service providers of the Company;

WHEREAS, a copy of the Plan has been made available to you and shall be deemed a part of this Agreement as if fully set forth herein and terms capitalized but not defined herein shall have the meaning set forth in the Plan; and

WHEREAS, you desire to accept the Options created pursuant to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Issuance of Options; Representations.

(a)                                 Subject to the conditions set forth within this Agreement, the Company hereby grants to you the Options to purchase from the Company the number of shares of Stock set forth below your name on the signature page attached hereto, on the terms and conditions set forth in this Agreement. The Options shall not be treated as “incentive stock options” within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)                                 In connection with the acquisition of the Options hereunder, the Holder represents and warrants to the Company that:

(i)                                     the Stock to be acquired by the Holder pursuant to the exercise of Options under this Agreement will be acquired for the Holder’s own account, for investment only and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and the Stock will not be disposed of in contravention of the Securities Act or any applicable state securities laws or this Agreement;

(ii)                                  the Holder is either an employee, officer, director, member, manager, agent, consultant or independent contractor of the Company or one of its Subsidiaries (or of a third-party management company providing services to the Company or one of its Subsidiaries) or is a trust or other estate planning entity established on behalf of such an employee, officer, director, agent, consultant or independent contractor of the Company or one of its Subsidiaries or of a third-party management company providing services to the Company or one of its Subsidiaries; provided, however, that the Holder is deemed to be an “Eligible Person” pursuant to the Plan.  For purposes of this Agreement, the term “Subsidiaries” or “Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (A) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (B) beneficially owns, directly or indirectly, a majority of such Person’s equity securities;

(iii)                               the Holder has no need for liquidity in his or her investment in the Options and is able to bear the economic risk of his or her investment in the Options for an indefinite period of time;

(iv)                              the Holder has had an opportunity to ask questions and receive answers concerning the Company as he or she has requested, and has read and fully understands the terms of the Agreement set forth on its face;

(v)                                 the Holder represents and agrees that this Agreement constitutes the legal, valid and binding obligation of the Holder, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Holder does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Holder or a Principal, if applicable, is a party or any judgment, order or decree to which the Holder or a Principal, if applicable, is subject;

(vi)                              the Holder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the purchase of this Option and the Stock purchasable pursuant to the terms of this Option and of protecting the Holder’s interests in connection therewith; and

(vii)                           if and only if the “Holder” party to this Agreement is a trust or other estate planning vehicle established by an employee, officer, director, member, manager, agent, consultant or independent contractor of the Company or one of its Subsidiaries (or of a third-party management company providing services to the Company or one of its Subsidiaries) (in any such case, a “Principal”), the Holder expressly acknowledges and agrees that (A) the grant of Options hereunder is expressly conditional on the ongoing service of the Principal to the Company or one of its Subsidiaries, (B) any rights granted to Holder hereunder shall cease and be of no further force or effect upon the cessation or termination of employment or service by the Principal with respect to the Company or one of its Subsidiaries (except that the Holder shall be entitled to retain any Vested Options that became vested prior to such cessation or termination of employment or service by the Principal subject to the terms of this Agreement) and (C) the restrictive covenants set forth in Section 9 and other applicable provisions of this Agreement shall apply to any Principal as if such Principal was a direct party to this Agreement, and any breach by a Principal of the provisions of said Section 9 or other provisions shall be specifically enforceable against Holder in addition to any available remedy of the Company or its Subsidiaries against such Principal.

(c)                                  As used in this Agreement, “employment” and “termination of employment” and similar references mean, respectively, service with and termination of service with the Company and its Subsidiaries; and “service” means service as an employee, director, independent manager, consultant or other independent contractor, but, with respect to non-employee services, only for periods of a continuing significant service relationship. All determinations regarding employment and service, and termination thereof, shall be made by the Company in its sole discretion.

(d)                                 As an inducement to the Company to enter into this Agreement, the Holder further acknowledges and agrees that:

(i)                                     no provision contained herein shall entitle the Holder (or a Principal, if applicable) to remain in the employment or service of the Company or any of its Subsidiaries, if any, or affect the right of the Company or any of its Subsidiaries to terminate its employment or other relationship with the Holder (or a Principal, if applicable) at any time for any reason; and

(ii)                                  except as provided in any other agreement between the Company or any of its Subsidiaries and the Holder (if any), the Company shall have no duty or obligation to disclose to the Holder, and the Holder shall have no right to be advised of, any material information regarding the Company or any of its Subsidiaries, if any, at any time prior to, upon or in connection with the forfeiture of the Options upon the termination of the Holder’s or Principal’s employment with or service to the Company or any of its Subsidiaries.

(e)                                  In connection with the grant of the Options hereunder, the Company represents and warrants:

(i)                                     this Agreement has been duly authorized, is validly issued, and constitutes the valid and binding obligation of the Company; and

(ii)                                  on the date hereof it has duly authorized and reserved, and the Company hereby agrees that it will at all times until the Expiration Date have duly authorized and reserved, such number of Stock as will be sufficient to permit the purchase of the Stock and the exercise of the Option, and that all such Stock is and will be duly authorized and, when issued upon exercise of the Option, will be validly issued, fully paid and non-assessable, and free and clear of all security interests, claims, liens, equities and other encumbrances.

(f)                                   An award of Options shall not, by itself, entitle the recipient to any additional award of Options at any other time.

(g)                                  The award of Options under this Agreement is in consideration of services to be performed by the recipient for the Company or one or more Subsidiaries.  The Holder agrees that such award is a special incentive that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement, life insurance, disability, severance or other employee benefit plan of the Company or any of its Subsidiaries.

2.                                      Vesting of Options.

(a)                                 Options shall be deemed nonvested unless and until they have become “Vested” in accordance with the vesting schedule below (except as otherwise provided for in any applicable Employment Agreement).  Subject to other terms and conditions set forth herein, the Option may be exercised in installments in accordance with the vesting schedule set forth below, provided that you (or a Principal, if applicable) remain in the employ of or a service provider to the Company or its Subsidiaries until the applicable vesting events set forth herein and comply with the terms herein (including the terms set forth in Section 9 below):

[TBD]

As used herein, “Employment Agreement” means any employment or similar agreement between the Holder or a Principal and the Company that has been approved by the Board.

(b)                                 In the event that any Options are forfeited pursuant to this Section 2, you and your successors or assigns shall take (at the Company’s expense) all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate consummation of such forfeiture.

(c)                                  The Company may, in its reasonable discretion, determine whether any leave of absence constitutes a termination of employment for purposes of this Agreement and the impact, if any, of any such leave of absence on Options made under this Agreement or Options held by such Person or his or her affiliates or transferees.

3.                                      Exercise.

(a)                                 Vested Options may be exercised prior to the Expiration Date while you continue to be employed by or perform services for the Company or its Subsidiaries and will remain exercisable following such employment or service until the earlier to occur of (i) the Expiration Date or (ii) the day that is ninety (90) days following your applicable termination of employment or service.

(b)                                 No less than 1,000 shares of Stock may be purchased at any one time unless the number purchased is the total number of shares of Stock at that time purchasable under the Option.  In no event shall you be entitled to exercise the Option for a fraction of a share of Stock and the Company shall not be required to issue fractions of Stock upon an exercise of the Option.  If any fraction of Stock would, but for this restriction, be issuable upon an exercise of the Option, in lieu of delivering such fractional share of Stock, the Company shall pay to you, in cash, an amount equal to the same fraction times the Fair Market Value of a share of Stock on the date of such exercise.

(c)                                  Unless the Company informs you of an alternative procedure, any exercise by you of the Option shall be in writing addressed the Company’s then-current transfer agent (the “Agent”).  Exercise of the Option shall be made by delivery to the Agent by you (or other Person entitled to exercise the Option as provided hereunder) of (i) an executed “Notice of Stock Option Exercise” (a sample form of which you may request at any time from the Agent or the Company), and (ii) payment of the aggregate purchase price for shares purchased pursuant to the exercise.

(d)                                 Payment of the Exercise Price may be made, at your election, with the approval of the Company, (i) in cash, by certified or official bank check or by wire transfer of immediately available funds, (ii) by delivery to the Company of a number of shares of Stock having a Fair Market Value as of the date of exercise equal to the Exercise Price, (iii) by net issue exercise, pursuant to which the Company will issue to you a number of shares of Stock as to which the Option is exercised, less a number of shares with a Fair Market Value as of the date of exercise equal to the Exercise Price, (iv) if the Stock is readily tradable on a national securities market, through a “cashless exercise” in accordance with a Company-established policy or program for the same, or (vi) any combination of the foregoing.

(e)                                  As soon as practicable but not later than five business days after the Company shall have received such Notice of Exercise and payment of the Exercise Price and any applicable withholding taxes, the Company shall issue or cause to be issued, in accordance with such Notice of Exercise, the number of Stock specified in such Notice of Exercise, issued in your name or in such other name or names of any immediate family member designated in such Notice of Exercise. The Option shall be deemed to have been exercised and such Stock shall be deemed to have been issued, and you or other family member(s) designated in such Notice of Exercise shall be deemed for all purposes to have become a holder of record of such Stock as of the date that such Notice of Exercise and payment shall have been received by the Company.

4.                                      Transferability. The Option, and any rights or interests therein will be transferable by you only to the extent approved by the Committee in conformance with Section 9 of the Plan.

5.                                      Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the grant of the Option and the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, and foreign securities laws and with the requirements of any stock exchange or market system upon which the Stock may then be listed.  The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, the Option may not be exercised unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of exercise of the Option in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act.  YOU ARE CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  ACCORDINGLY, YOU MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option will relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority has not been obtained.  As a condition to the exercise of the Option, the Company may require the Holder to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

6.                                      Extension if Exercise Prevented by Law.  Notwithstanding anything herein to the contrary, if the exercise of the Option within the applicable time periods set forth in Section 2 or 3 is prevented by the provisions of Section 5, the Option will remain exercisable for the entirety of the original exercise period and will be extended if necessary to provide the Holder with a minimum 30 day exercise period following the date that that the Holder is notified by the Company that the Option has become exercisable.  The Company makes no representation as to the tax consequences of any such delayed exercise.  The Holder should consult with his or her own tax advisor as to the tax consequences of any such delayed exercise.

7.                                      Extension if You are Subject to Section 16(b).  Notwithstanding anything herein to the contrary, if a sale within the applicable time periods set forth in Sections 2, 3 or 5 of shares acquired upon the exercise of the Option would subject you to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended, the Option will remain exercisable until the earliest to occur of (a) the 10th day following the date on which a sale of such shares by you would no longer be subject to such suit, (b) the 190th day after your termination of service with the Company and any subsidiary, or (c) the Expiration Date.  The Company makes no representation as to the tax consequences of any such delayed exercise.  You should consult with your own tax advisor as to the tax consequences of any such delayed exercise.

8.                                      Legend. Any certificate for Stock purchased pursuant to this Agreement, unless at the time of receipt of the security, the Stock is registered under the Securities Act, shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Any certificate for the Stock issued at any time in exchange or substitution for any certificate bearing such legend (unless at that time such securities are registered under the Securities Act) shall also bear such legend unless, in the written opinion of counsel selected by the holder of such certificate, which counsel and opinion shall be reasonably acceptable to the Company the securities represented thereby need no longer be subject to restrictions on resale under the Securities Act.

9.                                      Restrictive Covenants and Other Similar Agreements.

(a)                                 During the Holder’s employment or service period with the Company or its Subsidiaries and for one (1) year thereafter following any termination of employment or service, the Holder shall not, directly or indirectly, alone or as a partner, officer, director, manager, member, employee or consultant or equity-holder of any entity: (i) provide any wealth management services, including personal financial planning or personal advisory services of the type provided or contemplated to be provided by the Company or its Subsidiaries at the time of such termination to any individual or entity anywhere in the continental United States (a “Competitive Business”); (ii) provide finder, broker or financial advisory services to any Competitive Business; (iii) interfere with any potential acquisition by the Company or its Subsidiaries of any other business or discourage any party to any such potential acquisition from engaging in any such transaction; or (iv) provide any services currently provided by the Company to or on behalf of its Subsidiaries or affiliates to any business or enterprise that is similar to, or otherwise competitive with, the Company.

(b)                                 In addition, during the Holder’s employment or service period with the Company or its Subsidiaries and for one (1) year thereafter, the Holder shall not, directly or indirectly, alone or as a partner, officer, director, manager, member, employee or consultant or equity-holder of any entity: (i) directly or indirectly hire, offer to hire, divert, entice away, solicit or in any other manner persuade, or attempt to do any of the foregoing (each, a “Solicitation”), any person or entity who is (or who was during the twelve (12)-month period immediately prior to such Solicitation) an officer, employee, agent or consultant of the Company, any of its Subsidiaries or other acquisition prospects of the Company, to accept employment with, or otherwise work for, the Holder or any third party; (ii) engage in a Solicitation with respect to any person who was, at any time within twelve (12) months prior to the Solicitation, an officer, employee, agent or consultant of the Company or any of its Subsidiaries, to accept employment with, or otherwise work for the Holder or any other third party engaged in a Competitive Business; (iii) solicit or do business with any customer or client of the Company or any of its Subsidiaries, or any potential acquisition target of the Company, any potential customer or client of the Company or any of its Subsidiaries, or any potential acquisition target of the Company (1) in any manner which interferes with such person’s relationship or potential relationship with the Company or its Subsidiaries, or any such potential acquisition target of the Company, as the case may be, or (2) in an effort to obtain such person as a customer, client, supplier, consultant, salesman, agent or representative to any Competitive Business; or (iv) work together in any business or enterprise involving wealth management services (other than the Company and its affiliates) with any other current or former senior executives of the Company. As used in this Section 9, the term “Subsidiaries” refers to both direct and indirect Subsidiaries of the Company.

(c)                                  The Holder shall not at any time, whether during or after the termination of the Holder’s employment or service with the Company or its Subsidiaries, reveal to any person any Confidential Information (as defined below) except to employees or agents of the Company or its Subsidiaries who need to know such Confidential Information for the purposes of their employment or activities on behalf of the Company or its Subsidiaries, or as otherwise authorized by the Company in writing. The term “Confidential Information” shall include any non-public information concerning the organization, business or finances of the Company or its Subsidiaries, or of any third party for whom the Company is under an obligation to keep information confidential that is maintained by the Company as confidential. Such Confidential Information shall include trade secrets or confidential information in respect of acquisition models, services, inventions, products, designs, methods, know-how, techniques, systems, processes, engineering data, software programs and software code, works of authorship, customer and supplier lists, customer and supplier information, financial information, pricing information, business plans, projects, plans, notes, memoranda, reports, data, sketches, specifications and proposals. The Holder shall keep confidential all matters entrusted to the Holder and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing the Holder’s duties as an employee, officer, director, agent or other representative of the Company or its Subsidiaries, nor shall the Holder use any Confidential Information in any manner which injures or causes losses to the Company.

(d)                                 The Holder shall not, whether in writing or orally, malign, denigrate or disparage the Company, its Subsidiaries or affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Company (on behalf of itself and its Subsidiaries) shall not, and agrees to instruct its senior executives not to, malign, denigrate or disparage the Holder with respect to any of the Holder’s past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray the Holder in an unfavorable light. Notwithstanding the foregoing, nothing in this paragraph shall prevent any person from making any truthful statement to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order such person to disclose or make accessible such information or in connection with the enforcement of a party’s legal or equitable rights.

10.                               General Provisions.

(a)                                 Section 409A of the Code.  The award granted under this Agreement is intended to be exempt from the nonqualified deferred compensation restrictions in section 409A of the Code, and the Company shall interpret the terms and conditions of this Agreement in a manner consistent with that intent.  In the event and to the extent that the award or any portion or feature thereof becomes subject to section 409A, this Agreement is intended to comply with the provisions of section 409A so as to prevent the imposition of tax pursuant to section 409A, and the Company shall interpret and/or, to the extent the Holder is a U.S. taxpayer, amend this Agreement as necessary to avoid a violation of section 409A.

(b)                                 No Trust or Fund Created.  This Agreement does not create and shall not be construed to create a trust or a fiduciary relationship between the Company or any of its respective Affiliates, on the one hand, and the Holder, a Principal or any other Person, on the other hand.

(c)                                  Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(d)                                 Entire Agreement.  This Agreement, the Plan and any Employment Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding anything in this Agreement to the contrary, in the event of any conflict between a specific provision of this Agreement, the Plan and any applicable Employment Agreement, the provision contained in such Employment Agreement shall govern and shall supersede the applicable provision contained herein, except for terms in this Agreement or the Plan that specifically relate to the Options granted pursuant to this Agreement and are more favorable to the Holder, which terms shall control with respect to such Options. In the event that the conflict exists between this Agreement and the Plan, the terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

(e)                                  Counterparts.  This Agreement may be executed in separate counterparts, including by facsimile, portable document format (.pdf) or other forms of electronic signature delivery, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f)                                   Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Holder, the Company, and their respective successors, assigns, heirs, representative and estate, as the case may be (including subsequent holders of Options); provided that the rights and obligations of the Holder under this Agreement shall not be transferable except in connection with a permitted Transfer of Options hereunder.

(g)                                  Governing Law; Venue.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE, OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.  ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE COMPANY AND THE HOLDER HEREBY EXPRESSLY SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVE ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.

(h)                                 Remedies.  Each of the parties to this Agreement and any such Person granted rights hereunder whether or not such Person is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including reasonable attorney’s fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party and any such Person granted rights hereunder whether or not such Person is a signatory hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

(i)                                     Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.  For purposes of clarity, any adjustment made to the Award or the Plan pursuant to Section 8 of the Plan will be deemed not to materially and adversely affect your rights under this Agreement and does not need the mutual consent of you and the Company.

(j)                                    Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via facsimile, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via facsimile, five (5) days after deposit in the U.S.  mail and one (1) day after deposit with a reputable overnight courier service.

If to the Company, to:

825 Third Avenue, 27th Floor
New York, NY 10022
Fax: (650) 475-3927

Attn: General Counsel

If to the Holder or Principal, at the address of such Holder or Principal on the books and records of the Company.

(k)                                 Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement indefinitely.

(l)                                     Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(m)                             Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(n)                                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(o)                                 Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(p)                                 Tax Matters. The Company may, in its discretion, require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company) at the time of the exercise of an Option or thereafter, the amount that the Company deems necessary to satisfy the Company’s (or its Subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur by exercising an Option.  In connection with such an event requiring tax withholding, you may (i) to the extent such withholding has been properly approved by the Board or the a proper committee under Rule 16b-3 of the Exchange Act, direct the Company to withhold from the shares of Stock to be issued to you the number of shares necessary to satisfy the Company’s obligation to withhold taxes, that determination to be based on the shares’ Fair Market Value as of the date of exercise; (ii) deliver to the Company sufficient shares of Stock (based upon the Fair Market Value as of the date of such delivery) to satisfy the Company’s tax withholding obligation; or (iii) deliver sufficient cash to the Company to satisfy its tax withholding obligations.  If you elect to use a Stock withholding feature you must make the election at the time and in the manner that the Company prescribes and the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award.  The Company may, at its sole option, deny your request to satisfy withholding obligations through shares of Stock instead of cash.  In the event the Company subsequently determines that the aggregate Fair Market Value (as determined above) of any shares of Stock withheld or delivered as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the

Company’s request, the amount of that deficiency in the form of payment requested by the Company.

(q)                                 Clawback. This Agreement and your Option is subject to any written clawback policies of the Company, whether in effect on the Execution Date or adopted, with the approval of the Board, following the Execution Date. Any such policy may subject your Option and amounts paid or realized with respect to your Option to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Commission or that the Company otherwise determines should apply to this Option. Any such policy may also be applied retroactively to this Option.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOCUS FINANCIAL PARTNERS INC.

By:
Name:
Title:

HOLDER

By:
Name:

Number of
Options Issued:

Exercise Price per Option: $

Expiration Date:

Accepted and Agreed:

PRINCIPAL

By:
Name:

[SIGNATURE PAGE TO COMPENSATORY STOCK OPTION AGREEMENT]